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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Perot Systems Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PEROT SYSTEMS CORPORATION
2300 W. Plano Parkway
Plano, Texas 75075

Notice of Annual Meeting of Stockholders
Wednesday, May 13, 2009
3:00 p.m. Central Daylight Time

Perot Systems Corporation
Plano Campus Cafeteria, West Lobby
2300 West Plano Parkway
Plano, Texas 75075

April 1, 2009

To Our Stockholders

        On behalf of the Board of Directors, you are cordially invited to attend the 2009 Perot Systems Corporation Annual Meeting of Stockholders. At the Annual Meeting, our stockholders will be voting on:

  •
  the election of directors nominated by our Board;

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  the ratification of the appointment of our independent registered public accounting firm for 2009; and

  •
  any other business properly brought before the Annual Meeting.

        Voting is limited to stockholders of record at the close of business on March 16, 2009.

        If you plan to attend the meeting in person, please bring to the Annual Meeting one of the admission tickets provided with these proxy materials.

                      Sincerely yours,

                      Ross Perot, Jr.
                       Chairman

PEROT SYSTEMS CORPORATION

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

        Perot Systems Corporation is furnishing you this Proxy Statement on behalf of its Board of Directors to solicit proxies for its 2009 Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting. We will hold the Annual Meeting at our Plano Campus, 2300 West Plano Parkway, Plano, Texas on Wednesday, May 13, 2009, at 3:00 p.m. Central Daylight Time. We first mailed these proxy materials to our stockholders on or about April 1, 2009.

PURPOSE OF MEETING

        We are holding the Annual Meeting for the stockholders to elect directors nominated by our Board, ratify the appointment of our independent registered public accounting firm for 2009, and conduct any other business that properly comes before the Annual Meeting.

VOTING AND SOLICITATION

Right to Vote and Record Date

        Our Class A Common Stock, par value $.01 per share, is the only type of security entitled to vote at the Annual Meeting. Each share of Class A Common Stock that you owned as of the close of business on March 16, 2009, entitles you to one vote for each of the 12 nominees for director and one vote on each other proposal properly brought before the Annual Meeting. On March 16, 2009, there were 119,472,861 shares of Class A Common Stock outstanding.

Quorum; Adjournment

        The holders of at least a majority of the voting power of our issued and outstanding shares of Class A Common Stock must be present, in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. We count abstentions to determine whether a quorum exists for the transaction of business. We also count broker non-votes, which we describe in more detail below, as shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

Voting at the Annual Meeting

        If your shares of Class A Common Stock are registered directly with Mellon Investor Services, you are a "record holder" and may vote in person at the Annual Meeting. If you hold your shares through a broker, bank or other nominee, your shares are held in "street name" and you are the "beneficial holder." If you hold your shares in street name, in order to vote in person at the Annual Meeting, you must obtain a proxy from your broker, bank or other nominee.

Voting by Proxy

        Whether or not you are able to attend the Annual Meeting, we urge you to vote by proxy.

  Shares Held of Record

        If you are a record holder, you can vote your shares using one of the following methods:

  •
  via the Internet website shown on the proxy card,

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  by telephone using the toll-free number shown on the proxy card, or

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  by a completed and returned written proxy card.

        We must receive votes submitted through the Internet or by telephone by 11:59 p.m., Eastern Daylight Time, on May 12, 2009. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the Annual Meeting and vote in person.

        If you vote by phone or via the Internet, please have your social security number and proxy or voting instruction card available. The sequence of numbers appearing on your proxy card and your social security number are necessary to verify your vote.

  Shares Held in Street Name

        If you hold your shares in street name, you should follow the directions provided by your broker or bank regarding how to instruct your broker to vote your shares. Without instructions from you, your broker or bank has discretion to vote your shares on "routine matters," such as the election of directors and ratification of the appointment of the independent registered public accounting firm. If you plan to attend the Annual Meeting in person and vote your shares, you will need to obtain a proxy from your broker or bank and bring it with you to the meeting.

How the Proxy Holders Will Vote Your Proxy

        The proxy holders will vote as you direct if you properly complete your proxy. If you submit a proxy but do not provide directions on how to vote, your proxy will be voted as follows:

  •
  FOR the nominees to the Board of Directors,

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  FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and

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  In the discretion of the proxy holders, with respect to any other matters that may properly come before the Annual Meeting.

Changing Your Vote

        You may revoke or change your proxy at any time before the Annual Meeting. The procedures for changing your vote differ depending on how you own your shares. If you are a record holder of your Perot Systems shares, you may change your vote by:

  •
  submitting another proxy with a later date before the beginning of the Annual Meeting,

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  sending a written notice of revocation to the Secretary of Perot Systems at 2300 West Plano Parkway, Plano, Texas 75075, which must be received by the Secretary before the beginning of the Annual Meeting, or

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  attending the Annual Meeting and voting in person.

        If you are a beneficial holder of your Perot Systems shares, you may change your vote by submitting new voting instructions to your broker, bank or nominee.

Vote Required

  Board of Directors

        The 12 director nominees receiving the highest number of affirmative votes will be elected directors of Perot Systems and will serve until the next Annual Meeting or until their successors have been elected and qualified or until their earlier resignation or removal. We do not have cumulative voting for the election of directors.

  Ratification of Independent Registered Public Accounting Firm

        Ratification of our independent registered public accounting firm requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting.

  Other Matters

        Approval of other matters considered at the Annual Meeting typically requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Our Certificate of Incorporation requires a vote of 66 2/3% of the outstanding Class A Common Stock for certain matters. As of the date of this Proxy Statement, no other matter for consideration at the Annual Meeting has been submitted to Perot Systems.

Broker Non-Votes and Abstentions

        A broker non-vote occurs when a broker holds shares in street name for a customer and the customer does not direct the broker's vote with respect to the approval of non-routine matters. With respect to the election of directors and ratification of the appointment of the independent registered public accounting firm, a broker will have discretionary authority to vote the shares if the beneficial owner has not given instructions.

        Abstentions are counted as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Solicitation of Proxies

        Perot Systems will pay all costs of the solicitation. We will furnish copies of solicitation material to fiduciaries and custodians holding shares in street name that others beneficially own. We will conduct the original solicitation by mail or, in cases where the stockholder has previously consented to electronic delivery, by electronic means. We may supplement the original solicitation with a solicitation by telephone, telegram, or other means by our directors, officers, or employees. We will not pay additional compensation to these individuals for their services. We do not plan to solicit proxies by means other than those we have described above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 13, 2009

        This proxy statement is available at: www.proxyvote.com by entering the control number you received in your notice, vote instruction form or proxy card.

 PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

        Our bylaws provide that the number of our directors will not be less than one, with the exact number to be fixed by the Board of Directors. The Board of Directors has fixed the number of directors at 12. We are proposing the election of all 12 of our current directors to hold office for a term of one year, expiring at the close of the 2010 Annual Meeting of Stockholders or when their successors are elected and qualified, or until their earlier resignation or removal. We have listed the nominees and their positions and offices with Perot Systems below. The proxy holders will vote all duly executed proxies received for the nominees listed below unless you instruct them otherwise. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any nominee designated by the current Board to fill the vacancy, unless the Board reduces the number of directors to be elected at the Annual Meeting. The Board is not aware of any nominee who is unable or who will decline to serve as a director.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW.

Directors and Their Business Experience

        Ross Perot is Chairman Emeritus of the Board and has served as a director of Perot Systems since November 1997. Mr. Perot served as Chairman of the Board from February 1998 until September 2004. Mr. Perot is a founder of Perot Systems, served as Perot Systems' President and Chief Executive Officer from November 1997 through August 2000, and served as a director from April 1988 until September 1994. Mr. Perot is currently a private investor. Mr. Perot is the father of Ross Perot, Jr. Age 78.

        Ross Perot, Jr. has served as Chairman of the Board of Perot Systems since September 2004 and as a director since June 1988. Mr. Perot served as President and Chief Executive Officer of Perot Systems from September 2000 until September 2004. Mr. Perot is founder of Hillwood Development Company LLC. Mr. Perot is the son of Ross Perot. Age 50.

        Peter A. Altabef has served as President and Chief Executive Officer and as a director of Perot Systems since September 2004. Mr. Altabef served as Vice President, Secretary and General Counsel of Perot Systems from March 1996 until September 2004. Mr. Altabef became General Counsel in 1994 and a Vice President in 1995. Age 49.

        Steven Blasnik has served as a director of Perot Systems since September 1994. Mr. Blasnik has been employed by Perot Investments, Inc., a private investment firm affiliated with our Chairman Emeritus, Ross Perot, for more than five years. Mr. Blasnik also serves as President of Parkcentral Capital Management LP, an investment firm controlled by the Perot Family Trust, and Hill Air Company, LLC, which is wholly owned by Ross Perot. Mr. Blasnik also serves as a director of iREIT, Inc., a private company that owns and operates internet domain names. Age 51.

        John S.T. Gallagher has served as a director of Perot Systems since May 2001. Since August 2006, Mr. Gallagher has served as a director and member of the audit committee of American Medical Alert Corp. From March 2002 until April 2007, Mr. Gallagher served as a director and member of the audit and compensation committees of Netsmart Technologies, Inc. From November 2005 through December 2006, Mr. Gallagher served as director and Chief Executive of Stony Brook University Hospital. Mr. Gallagher served as President and Chief Executive Officer of North Shore-Long Island Jewish Health System from October 1997 through December 2001 and continues to serve on its Board of Trustees. From January 2002 to November 2005, Mr. Gallagher served as Deputy County Executive of Health and Human Services for Nassau County, New York. Age 77.

        Carl Hahn has served as a director of Perot Systems since April 1993. Since June 1996, Mr. Hahn has been a private investor. Mr. Hahn previously served as Chairman of Saurer Ltd., a manufacturer of textile machines, and Chairman of the Board of Management of Volkswagen AG. Mr. Hahn served as a director and member of the compensation committees of Hawesko AG from May 1998 until June 2008 and director and audit committee member of Global Consumer Acquisition Corporation from October 2007 until December 2008. Mr. Hahn served as a director and compensation committee member of Indesit Company (formerly known as Merloni Elettrodomestici Group) from May 2001 until April 2007. Mr. Hahn is also a professor of Industrial Strategies at the University of Zwickau, Germany. Age 82.

        DeSoto Jordan has served as a director of Perot Systems since February 2004. Since September 1999, Mr. Jordan has been a private investor and Chairman of Afton Holdings, LLC. From 1988 to 1999, Mr. Jordan served as Vice President of Perot Systems. Since 2003, Mr. Jordan has also served as a director and member of the audit committee of Argan, Inc. Age 64.

        Caroline (Caz) Matthews has served as a director of Perot Systems since December 2008. Ms. Matthews has served as President of WellPoint Foundation and as Vice President-Social Responsibility of WellPoint, Inc. since September 2006. Ms. Matthews has served as a director of Qwest Communications International, Inc. since December 2005. Ms. Matthews has also served as a director of the Denver Health and Hospital Authority since July 2007. From December 2004 until September 2006, Ms. Matthews was President of Blue Cross & Blue Shield of Georgia. From January 2000 until December 2005, Ms. Matthews served as President and Chief Operating Officer of the West Region of Anthem Blue Cross & Blue Shield. Age 49.

        Thomas Meurer has served as a director of Perot Systems since May 2001. Mr. Meurer is Senior Vice President of Hunt Consolidated, Inc., a director and Senior Vice President of Hunt Oil Company, and has served as an executive officer and director of one or more of the Hunt affiliated entities for over five years. Age 67.

        Cecil H. (C. H.) Moore, Jr.    has served as a director of Perot Systems since October 2003. Mr. Moore is a private investor. From January 1990 until August 1999, he served as managing partner of the Dallas Business Unit and as an International Liaison Partner of KPMG LLP. Mr. Moore has served as a director and member of the audit committee of NL Industries, Inc. since September 2003 and a director and chairman of the audit committee of Kronos Worldwide, Inc. since December 2003 and June 2004, respectively. Mr. Moore is also a partner in Moore Holdings, Ltd., a private company. Age 69.

        Anthony J. Principi has served as a director of Perot Systems since December 2005. Mr. Principi has served as Chairman of QTC Management, Inc. since November 2005, and as Senior Vice President of Pfizer, Inc. since March 2006. Mr. Principi has also served as a director and member of the audit committee of Mutual of Omaha Insurance Company since March 2005. From March 2005 until September 2005, Mr. Principi served as Chairman of the Defense Base Closure and Realignment Commission. From January 2001 until January 2005, Mr. Principi was Secretary of the United States Department of Veterans Affairs. Age 64.

        Anuroop (Tony) Singh has served as a director of Perot Systems since March 2005. Mr. Singh has served as Vice Chairman of Max New York Life Insurance Company Limited, a partnership between New York Life International LLC and Max India Limited, since January 2005. Mr. Singh has also served as a director of DCB Bank, Ltd. since February 2005. Mr. Singh has served as a director of Max India, Ltd. since April 2007, and previously served in the same capacity from October 2000 until September 2005. Mr. Singh was CEO and managing director of Max New York Life from October 2000 through December 2004. Age 55.

Board and Committee Meetings

        The Board met four times in 2008. During 2008, each incumbent director attended at least 75% of the Board meetings and meetings of all of the committees of which he or she was a member. Directors are encouraged to attend the annual meetings of our stockholders. Five members of the Board attended our annual stockholders' meeting in May 2008.

        The Board has established the Audit Committee, Human Resources and Compensation Committee, and Nominating and Governance Committee to assist in the discharge of the Board's responsibilities. Members of the committees serve until their successors are appointed or their earlier resignation or removal.

        The charters of the Audit, Human Resources and Compensation, and Nominating and Governance Committees are publicly available at the Corporate Responsibility section of our website (www.perotsystems.com/responsibility). We intend to disclose all substantive amendments to these charters on this website. Stockholders may request a printed copy of any of these charters from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone 1-877-737-6973.

  Presiding Director for Executive Sessions of Non-Management Directors

        The Board holds meetings of its non-management directors quarterly, including one meeting which only the independent directors attend. The presiding director for these meetings rotates January 1 of each year according to the alphabetical order of each non-management director's last name. Mr. Jordan served in this position during fiscal 2008. Mr. Meurer is the presiding director for 2009. Stockholders and other interested parties may express any concerns regarding Perot Systems' business practices to the presiding director or to the non-management directors as a group by sending a written communication to Perot Systems Corporation, Attn: Non-Management Directors/Corporate Secretary, 2300 West Plano Parkway, Plano, Texas 75075 or by calling our Confidential Hotline (1-800-753-9173) and requesting that the information be provided to the non-management directors.

  Audit Committee

        The Audit Committee consists of C. H. Moore, Jr., Carl Hahn, John S.T. Gallagher, and Tony Singh. Mr. Moore, the Chairman of the Audit Committee, was appointed to the Audit Committee in December 2003. Messrs. Hahn, Gallagher and Singh were appointed in December 1994, May 2001, and April 2006, respectively. The Audit Committee met eight times in 2008. All members of the Audit Committee satisfy the requirements of independence as set forth in the listing standards of the New York Stock Exchange and Perot Systems' Director Independence Standard, and are independent within the meaning of the applicable regulations of the Securities and Exchange Commission. No member of our Audit Committee simultaneously serves on the audit committees of more than three public companies. Mr. Moore is qualified as an audit committee financial expert within the meaning of the Securities and Exchange Commission regulations, and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

        The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of our financial statements. A charter, that the Board and Audit Committee reassess annually, governs the Audit Committee's activities.

        The Audit Committee's primary responsibilities and duties are to review and discuss with our outside independent registered public accounting firm our financial statements and the professional services they provide, including the scope of their audit coverage, the independent registered public accounting firm's reports to management and management's responses to such reports, and the independence of the accounting firm from our management. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to legal and regulatory compliance matters. The Audit Committee also reviews and discusses with management the scope of our internal audits, summaries of the internal auditors' reports and activities, the effectiveness of our internal audit staff, certain possible violations of our Standards and Ethical Principles, and such other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or as have been brought to its attention. In addition, the Board has delegated to the Audit Committee the authority to select our independent registered public accounting firm for each fiscal year.

  Human Resources and Compensation Committee

        The Human Resources and Compensation Committee (the "HR Committee") consists of Carl Hahn, DeSoto Jordan, Thomas Meurer, Anthony Principi, and Tony Singh. Mr. Hahn, the Chairman of the HR Committee, was appointed to the committee in March 2002. Messrs. Meurer, Jordan, Singh and Principi were appointed in March 2002, February 2004, June 2005, and April 2006, respectively. All members of the HR Committee satisfy the requirements of independence as set forth in the listing standards of the New York Stock Exchange and Perot Systems' Director Independence Standard. The HR Committee met four times in 2008.

        The primary areas of responsibility of the HR Committee are as follows:

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  Our human resources strategies and practices and the compensation of, and benefits available to, our associates.

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  Fair compensation for our executives based on their performance and contribution to the Company.

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  The annual report of the HR Committee to be included in the Proxy Statement for our Annual Meeting of Stockholders.

        In discharging its responsibilities, the HR Committee and its Incentive Compensation Sub-Committee advise management and make recommendations and determinations with respect to salary matters, bonus and retirement plans, health and welfare plans, the 1999 Employee Stock Purchase Plan, the 2001 Long-Term Incentive Plan and other benefit plans. In addition, the HR Committee reviews and provides advice to management regarding succession planning and talent development processes, the promotion of diversity, leadership and associate development, and safety matters. The HR Committee's activities are governed by a charter that the Board and HR Committee reassess annually.

        Except as described below, the HR Committee reviews and makes final determinations with respect to compensation for our executive officers and reviews and makes recommendations to the Board of Directors regarding the compensation of our outside directors. The HR Committee has formed the Incentive Compensation Sub-Committee, which is composed solely of outside directors, to make final determinations regarding performance-based compensation, within the meaning of Section 162(m) of the Internal Revenue Code, for our executive officers. In discharging its responsibilities, the HR Committee and its Incentive Compensation Sub-Committee were advised by our Human Resources organization. The participation of our executive officers in the determination of salaries for named executives is described in our "Compensation Discussion and Analysis." Our executive officers provide information regarding, but do not recommend, non-employee director compensation levels. In addition, the HR Committee and its Incentive Compensation Sub-Committee engaged and were advised by Fredric W. Cook & Co., Inc. ("F.W. Cook"). Pursuant to the directions of these committees, F.W. Cook provides them with market data, updates on compensation trends and regulatory developments, advice on program design and compensation levels, and other related items as requested by the committees. Although it gathers information from, and reviews materials with, management in completing its work, F.W. Cook works directly on behalf of the committees, does no other work for the Company or any of its senior executives, and has no other ties to the Company.

  Nominating and Governance Committee

        The Nominating and Governance Committee consists of Thomas Meurer, John S.T. Gallagher, DeSoto Jordan and Anthony Principi. Mr. Meurer, the Chairman of the Nominating and Governance Committee, was appointed to the committee in June 2003. Messrs. Gallagher, Jordan and Principi were appointed to the Nominating and Governance Committee in June 2003, February 2004 and April 2006, respectively. The committee met four times in 2008.

        The Board of Directors established the Nominating and Governance Committee to assist the Board in shaping our corporate governance, including the composition of the Board and its committees. The Nominating and Governance Committee identifies and recommends to the full Board all candidates for election as a director. The committee also recommends our corporate governance principles.

        Each member of the Nominating and Governance Committee satisfies the requirements of independence set forth in the listing standards of the New York Stock Exchange and Perot Systems' Director Independence Standard.

  Director Independence

        Pursuant to the Director Independence Standard, the Board reviewed each director's independence in February 2009. As a result of this review, the Board affirmatively determined that each director standing for election at the Annual Meeting, except Ross Perot, Ross Perot, Jr., Peter Altabef, and Steven Blasnik, has no material relationship with Perot Systems (either directly or as a partner, shareholder or officer of an organization that has a relationship with Perot Systems) and is independent of Perot Systems and its management under the Director Independence Standard, the listing standards of the New York Stock Exchange currently in effect and, with respect to members of the Audit Committee, applicable regulations of the Securities and Exchange Commission. The Director Independence Standard is publicly available at the Corporate Responsibility section of our website (www.perotsystems.com/responsibility).

        In connection with determining Mr. Meurer's independence, the Board examined the personal relationships between Mr. Meurer and the Perot family. These relationships include Mr. Meurer worked for Mr. Perot during the period from 1969 to 1975. Prior to June 2008, Mr. Meurer was the sole or a co-trustee of certain trusts (collectively, the "Trusts" and each individually, a "Trust") that benefit members of the Perot family, including Trusts that benefit Ross Perot, Jr., who serves as the Chairman of Perot Systems. The Trusts collectively own substantially all of the limited partnership interests in HWGA, Ltd., a limited partnership ("HWGA"), of which Mr. Perot and Ross Perot, Jr. are the general partners. HWGA and the Trusts own approximately 24.8% and 1.8%, respectively, of the outstanding Class A Common Stock of Perot Systems. As limited partners of HWGA, the Trusts do not possess, either directly or indirectly, (i) the power to direct or cause the direction of management and policies of HWGA or (ii) voting or dispositive power over the Class A Common Stock owned by HWGA. In June 2008, Mr. Meurer, relinquished his individual trustee positions with respect to 13 Trusts. At that time, a private trust company of which Mr. Meurer is one of six board members became trustee of eight of these Trusts. Mr. Meurer does not currently have a relationship with the other five Trusts. Mr. Meurer also serves as the Trust Protector of five additional trusts for the benefit of members of the Perot family. Mr. Meurer has not received compensation for his service as a member of the Board of Directors of the Trust Company, Trustee or Trust Protector. After considering all relevant facts and circumstances, the Board determined that Mr. Meurer's relationships are not material and do not impair his independence.

        In connection with determining Mr. Gallagher's independence, the Board examined Mr. Gallagher's service as a Life Trustee on the 130-member board of trustees for North Shore-Long Island Jewish Health System, a former client of ours, and his former service as its Chief Executive Officer. After considering all relevant facts and circumstances, the Board determined that Mr. Gallagher's relationships are not material and do not impair his independence.

        In connection with determining Mr. Jordan's independence, the Board examined Mr. Jordan's role as one of our founders and his employment by us until his retirement in 1999. After considering all relevant facts and circumstances, the Board determined that Mr. Jordan's relationships are not material and do not impair his independence.

        In connection with determining Ms. Matthews' independence, the Board considered Ms. Matthews' positions with WellPoint, Inc., which is one of our customers, and its affiliates. After considering all relevant facts and circumstances, the Board determined that Ms. Matthews' relationships are not material and do not impair her independence.

  Stockholder Nominations and Nominee Review Process

        The Nominating and Governance Committee will consider director candidates recommended by our stockholders. Perot Systems' Director Qualification Guidelines are publicly available at the Corporate Responsibility section of our website (www.perotsystems.com/responsibility). Perot Systems' stockholders who wish to recommend a director candidate should mail the candidate's resume, together with a letter from the candidate confirming his or her interest in serving as one of our directors, to Perot Systems Corporation, Attn: Nominating and Governance Committee/Corporate Secretary, 2300 West Plano Parkway, Plano, Texas 75075.

        Once the Nominating and Governance Committee has identified a prospective candidate, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the candidate's resume, as well as the Nominating and Governance Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is also based on the likelihood that the prospective candidate meets the standards and qualifications set forth in Perot Systems' Director Qualification Guidelines, which include:

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  the highest personal and professional ethics, integrity and values;

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  broad-based skills and experience at an executive, policy-making level in business, government or technology areas relevant to our activities;

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  a global business perspective;

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  a willingness to devote sufficient time to become knowledgeable about our business and to carry out his or her duties and responsibilities effectively;

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  a commitment to serve on the Board for five years or more at the time of his or her initial election;

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  service on no more than two boards of public companies in addition to the board of the company by which they are primarily employed or serve as Chairman, unless approved by the Board; and

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  between the ages of 40 and 70 at the time of his or her initial election.

        The Nominating and Governance Committee also considers such other relevant factors as it deems appropriate, including the composition of the Board, the balance of management and independent directors, and financial or industry expertise. If the Nominating and Governance Committee determines that the candidate is qualified and interested, the committee coordinates a series of interviews between the candidate and appropriate directors, officers and other senior managers of Perot Systems. After conducting their evaluation, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the committee.

        Caroline (Caz) Matthews stands for election by our stockholders for the first time. We engaged a third party search firm on behalf of the Nominating and Governance Committee that identified potential new candidates for our Board of Directors. The firm screened and identified potential candidates based on the criteria for the director that were established by the Nominating and Governance Committee. The firm also arranged for meetings between candidates selected by the Nominating and Governance Committee and representatives of Perot Systems and the committee. Ms. Matthews was one of the candidates identified by the third party search firm.

  Communications with Directors

        Stockholders and other interested parties may send communications to the Board of Directors, the Audit Committee, and the Nominating and Governance Committee at the addresses set forth in the table below. Our Secretary is responsible for forwarding to appropriate directors all written communications addressed to the Board or its committees. In addition, transcripts of calls to our Confidential Hotline relating to accounting and financial matters are forwarded to the members of the Audit Committee.

Directors	Address
Board of Directors	By mail: Perot Systems Corporation Attn: Board of Directors/Corporate Secretary 2300 West Plano Parkway Plano, Texas 75075
Audit Committee
By mail: Perot Systems Corporation
Attn: Audit Committee/Corporate Secretary
2300 West Plano Parkway
Plano, Texas 75075
By e-mail: PSC-AuditCommittee@ps.net
Telephone: +1 (800) 753-9173 (Confidential Hotline)
Nominating and Governance Committee	By mail: Perot Systems Corporation Attn: Nominating and Governance Committee/Corporate Secretary 2300 West Plano Parkway Plano, Texas 75075
Individual Directors	By mail: Perot Systems Corporation Attn: Name of Director/Corporate Secretary 2300 West Plano Parkway Plano, Texas 75075

Director Compensation

        The Director Compensation Table below shows compensation for the year 2008 for our directors other than Messrs. Ross Perot, Ross Perot, Jr. and Peter Altabef, who receive no compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Blasnik	10,019	125,581	—	—	—	—	135,600
John S. T. Gallagher	67,000	80,600	—	—	—	—	147,600
Carl Hahn	27,019	125,581	11,186	—	—	—	163,786
DeSoto Jordan	62,000	80,600	—	—	—	—	142,600
Caroline (Caz) Matthews	1,967	—	—	—	—	—	1,967
Thomas Meurer	23,019	125,581	—	—	—	—	148,600
C. H. Moore, Jr.	75,000	80,600	—	—	—	—	155,600
Anthony J. Principi	63,000	80,600	—	—	—	—	143,600
Anuroop (Tony) Singh	22,019	125,581	—	—	—	—	147,600

(1)
The value, calculated in accordance with the Statement of Financial Accounting Standards (FAS) No. 123R, "Share-Based Payment", of stock awards made in 2008. The assumptions used to calculate these values are set forth in Note 11, "Stock Options and Stock-Based Compensation," to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008. Included for each director (other than Ms. Matthews who joined the Board on December 15, 2008) is a stock award granted on June 1, 2008, with an award date fair market value ("FMV") of $16.12 as determined in accordance with FAS 123R. In addition, with respect to each of Messrs. Blasnik, Hahn, Meurer and Singh, the following stock awards, which such directors elected to receive in lieu of a cash retainer, with the award date FMV determined in accordance with FAS 123R are included: December 31, 2007—$11,246, March 31, 2008—$11,250, June 30, 2008—$11,242, and September 30, 2008—$11,243. All stock awards vested immediately upon issuance and, therefore, there were no stock awards outstanding as of December 31, 2008.

(2)
The value, calculated in accordance with FAS 123R, of options vesting in 2008. The assumptions used to calculate these values are set forth in Note 11, "Stock Options and Stock-Based Compensation," to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008. Options were awarded prior to May 10, 2006, when the current compensation program for non-employee directors was implemented.

(3)
The aggregate number of options outstanding for each non-employee director as of December 31, 2008 was as follows: 40,000 options for Messrs. Blasnik, Gallagher, Hahn and Meurer; 24,000 options for Messrs. Jordan and Moore; 16,000 options for Mr. Singh; and 8,000 options for Mr. Principi.

        Each of the non-employee directors (other than Ross Perot) receives a $45,000 annual retainer payable in quarterly installments. These non-employee directors have the option to receive all or part of the retainer in our Class A Common Stock, which is valued at the closing price of our Class A Common Stock on the New York Stock Exchange on the last trading day of the fiscal quarter preceding the quarter with respect to which payment is due. In 2008, additional retainers for the Chairmen of the Audit Committee, the Human Resources and Compensation Committee, and the Nominating and Governance Committee were $12,000, $5,000, and $5,000, respectively. During 2008, each non-employee director (other than Ross Perot) was compensated $2,000 for each meeting of the Board of Directors attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone

(including meetings held in conjunction with Board meetings). We reimburse our directors for their reasonable travel-related and other out-of-pocket expenses associated with attending Board and committee meetings. Ross Perot receives no compensation for his services.

        Each of the non-employee directors (other than Ross Perot) participates in the 2006 Non-Employee Director Equity Compensation Plan (the "2006 Director Plan"), which provides for a grant to each eligible non-employee director of 5,000 shares of Class A Common Stock on each June 1 that the director is serving as a member of our Board of Directors. Upon their initial selection as directors, non-employee directors will receive an initial grant under the 2006 Director Plan that is a prorated portion of the 5,000 share annual grant. Shares received pursuant to the 2006 Director Plan are immediately vested. Directors have the option to irrevocably defer the receipt of shares received under the 2006 Director Plan to the date that the director's service terminates. Mr. Meurer and Ms. Matthews have elected to defer the receipt of their 2009 annual awards. From June 3, 2003 to May 10, 2006, Perot Systems' 1996 Non-Employee Director Plan provided for a grant to each eligible director of (i) an option to purchase 8,000 shares of our Class A Common Stock vesting one year after the date of grant or (ii) the right to purchase 8,000 restricted shares of our Class A Common Stock vesting one year after the date of grant. The exercise price of options or the purchase price of restricted shares of Class A Common Stock were required to be at least equal to 100% of the fair market value of the Class A Common Stock on the date of the award. The 1996 Non-Employee Director Plan terminated, except with respect to outstanding awards, upon the approval of the 2006 Director Plan at the 2006 Annual Meeting of Stockholders.

        In December 2008, the HR Committee reviewed the compensation for non-employee directors and determined that it was below median compensation for the non-employee directors of the benchmark companies. However, in light of current general economic conditions, the HR Committee recommended, and the Board of Directors determined that the Board should defer action on non-employee director compensation.

Corporate Governance Principles

  Code of Conduct

        We have adopted Standards & Ethical Principles to assist our directors, executive officers and other employees to recognize and deal with ethical issues in business situations, to provide mechanisms to report unethical conduct, and to promote a culture of honesty and accountability.

        The Standards & Ethical Principles are publicly available at the Corporate Responsibility section of our website (www.perotsystems.com/responsibility). Stockholders may request a printed copy of these guidelines, without charge, from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone 1-877-737-6973.

        We intend to disclose all substantive amendments to the Standards & Ethical Principles on our website. In addition, we intend to disclose waivers, if any, granted to any of our directors or to our Chief Executive Officer, Chief Financial Officer, Controller and any other executive officer on our website.

  Governance Guidelines

        We have corporate governance guidelines. These guidelines are publicly available at the Corporate Responsibility section of our website (www.perotsystems.com/responsibility). We intend to disclose all substantive amendments to these guidelines on this website. Stockholders may request a printed copy of these guidelines, without charge, from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone 1-877-737-6973.

 PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to perform the audit of our financial statements for 2009. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the year ended December 31, 2008.

        We are asking our stockholders to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the selection of PricewaterhouseCoopers to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

        PricewaterhouseCoopers' representatives are expected to attend our 2009 Annual Stockholders' Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

  Fees Paid to PricewaterhouseCoopers LLP

        The following table shows the aggregate fees PricewaterhouseCoopers has billed or is expected to bill us for services rendered in 2008 and 2007.

Year	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)	Total
2008(5)	$2,516,000	—	$76,556	$230,985	$2,823,541
2007	$2,713,000	$6,000	$21,429	$4,838	$2,745,267

(1)
Fees for our annual audit and review of interim financial statements, various statutory audits, and consultations on the accounting for existing transactions.

(2)
Fees for services including special purpose audits in foreign countries.

(3)
Fees for compliance and tax advisory services.

(4)
Includes consulting fees of $222,000 in 2008 for an assessment related to our possible future adoption of the International Financial Reporting Standards. The remaining amounts are for a subscription fee for an online accounting research tool and a salary survey for operations in a certain foreign country.

(5)
Amounts include estimates of fees that have not been billed.

        In 2008, all audit related services, tax services and other services were pre-approved by the Audit Committee or its Chairman. The Audit Committee concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. See "Report of the Audit Committee." Our policy restricting the engagement of our independent registered public accounting firm requires that all audit, review and attestation services be approved by the Audit Committee prior to us engaging the audit firm.

        In addition, our policy regarding the engagement of our independent registered public accounting firm provides that the Audit Committee or its Chairman may pre-approve the engagement of the accounting firm for services in designated areas for fees that do not exceed the pre-approved limit. For 2009, the Audit Committee has approved the following types of services:

  •
  Audit Related Services—pension and benefit plan audits, separate audit reports on subsidiaries, other statutory reports not included in audit services, and advice on generally accepted accounting principles applicable to prospective transactions and business combinations.

  •
  Tax Services—tax accounting advice on international, federal, and state tax matters, assistance with tax examinations, tax advice on prospective transactions and business combinations, and compliance reviews.

  •
  Other Services—annual subscription fee for accounting research tool and salary surveys for operations in foreign countries.

        Our policy requires quarterly reports to the Audit Committee on billings for pre-approved services. All amounts in excess of pre-approved amounts for these services must be specifically approved by the Chairman of the Audit Committee and reported to the full Audit Committee no later than its next regular meeting.

        The Audit Committee or its Chairman may also approve specific engagements for non-audit services. Following such approval, we may engage the auditor to perform those services. Any approval by the Chairman must be reported to the full Audit Committee no later than its next regular meeting.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT

        The following table shows the number of shares of Class A Common Stock beneficially owned as of March 16, 2009 by:

  •
  each person who we know beneficially owns more than 5% of our Class A Common Stock;

  •
  each director;

  •
  the Chief Executive Officer, the Chief Financial Officer, and the other executive officers required to be named in the Summary Compensation Table; and

  •
  all executive officers and directors as a group.

	Class A Common Stock
	Number of Shares Beneficially Owned(1)	Percent of Ownership(1)
Executive Officers and Directors
Peter A. Altabef(2)	700,180	*
Russell Freeman(3)	560,266	*
Ross Perot, Jr.(4)	33,327,360	27.5%
Thomas D. Williams(5)	132,358	*
John E. Harper(6)	77,589	*
Steven Blasnik(7)	126,166	*
John S.T. Gallagher(8)	40,000	*
Carl Hahn(9)	157,819	*
DeSoto Jordan(10)	24,000	*
Caroline (Caz) Matthews	2,500	*
Thomas Meurer(11)	76,819	*
C.H. Moore, Jr.(12)	39,000	*
Ross Perot(13)	29,713,100	24.9%
Anthony J. Principi(14)	23,000	*
Anuroop (Tony) Singh(15)	43,177	*
All Executive Officers and Directors as a Group (16 Persons)(16)	35,485,346	29.0%
Additional 5% Beneficial Owners
HWGA, Ltd.(17)	29,655,000	24.8%
FMR LLC(18)	11,503,541	9.6%
Royce & Associates, LLC(19)	9,884,528	8.3%

*
Less than 1%

(1)
Percentages are based on the total number of shares of Class A Common Stock outstanding at March 16, 2009, plus the total number of outstanding options and warrants held by each person that are exercisable within 60 days of such date. We do not consider shares of Class A Common Stock issuable upon exercise of outstanding options and warrants to be outstanding for purposes of computing the ownership percentage of any other person. Except as indicated in the footnotes to this table, other than shared property rights created under joint tenancy or marital property laws between our directors and executive officers and their respective spouses, each stockholder named in the table has sole voting and investment power with respect to the shares of Class A Common Stock set forth opposite such stockholder's name. The shares of Class A Common Stock listed include shares held by our Retirement Savings Plan and Trust for the benefit of the named individuals. Participants in the plan have investment and voting power over shares held for their benefit.

(2)
Includes 474,000 shares of Class A Common Stock that Mr. Altabef has the right to acquire upon the exercise of vested options.

(3)
Includes 492,000 shares of Class A Common Stock that Mr. Freeman has the right to acquire upon the exercise of vested options.

(4)
Includes 29,655,000 shares of Class A Common Stock owned by HWGA, Ltd.; 10,000 shares owned by The Perot Foundation; 5,000 shares owned by Ross Perot, Jr.'s spouse; 2,077,360 shares owned by two trusts of which Ross Perot, Jr. is a beneficiary and 1,580,000 shares that Ross Perot, Jr. has the right to acquire upon the exercise of vested options. Ross Perot, Jr. disclaims beneficial ownership of the shares held by his spouse, and except to the extent of his pecuniary interest, the shares owned by the two trusts. Ross Perot, Jr. is a general partner of HWGA. Ross Perot, our Chairman Emeritus, is the managing general partner of HWGA. If Ross Perot ceases to be managing general partner, Ross Perot, Jr. will have authority to manage HWGA. Accordingly, the table also shows Ross Perot beneficially owning the shares that HWGA owns. Ross Perot, Jr. is a director of The Perot Foundation. The address for Ross Perot, Jr. is 2300 West Plano Parkway, Plano, Texas 75075, and the address of HWGA and The Perot Foundation is P.O. Box 269014, Plano, Texas 75026-9014.

(5)
Includes 108,500 shares of Class A Common Stock that Mr. Williams has the right to acquire upon the exercise of vested options.

(6)
Includes 59,300 shares of Class A Common Stock that Mr. Harper has the right to acquire upon the exercise of vested options.

(7)
Includes 40,000 shares of Class A Common Stock that Mr. Blasnik has the right to acquire upon the exercise of vested options and 6,000 shares of Class A Common Stock that Mr. Blasnik's spouse holds. Mr. Blasnik disclaims beneficial ownership of the shares that his spouse holds.

(8)
Mr. Gallagher has the right to acquire 40,000 shares of Class A Common Stock upon the exercise of vested options.

(9)
Includes 40,000 shares of Class A Common Stock that Mr. Hahn has the right to acquire upon the exercise of vested options.

(10)
Mr. Jordan has the right to acquire 24,000 shares of Class A Common Stock upon the exercise of vested options.

(11)
Includes 40,000 shares of Class A Common Stock that Mr. Meurer has the right to acquire upon the exercise of vested options.

(12)
Includes 24,000 shares of Class A Common Stock that Mr. Moore has the right to acquire upon the exercise of vested options.

(13)
Includes 29,655,000 shares of Class A Common Stock owned by HWGA, Ltd.; 10,000 shares owned by The Perot Foundation; 4,000 shares owned by Petrus Financial Services Limited, a Texas limited partnership; and 100 shares owned by Ross Perot's spouse with respect to which Mr. Perot disclaims beneficial ownership. Ross Perot, our Chairman Emeritus, is the managing general partner of HWGA. Ross Perot has voting and investment power over shares owned by HWGA. Ross Perot, Jr., our Chairman of the Board, is a general partner of HWGA and has authority to manage HWGA if Ross Perot ceases to be managing general partner of HWGA. Accordingly, the table also shows Ross Perot, Jr. beneficially owning the shares that HWGA owns. Ross Perot is a director and officer of The Perot Foundation. Petrus Financial Services Limited is an affiliate of Ross Perot. The address for Ross Perot, HWGA, The Perot Foundation and Petrus Financial Services Limited is P.O. Box 269014, Plano, Texas 75026-9014.

(14)
Includes 8,000 shares of Class A Common Stock that Mr. Principi has the right to acquire upon the exercise of vested options.

(15)
Includes 16,000 shares of Class A Common Stock that Mr. Singh has the right to acquire upon the exercise of vested options.

(16)
In addition to the 15 listed officers and directors, Jeff Renzi is an executive officer and, therefore, is included in the group of 16 persons. Includes 3,033,800 shares of Class A Common Stock that the Executive Officers and Directors have the right to acquire upon the exercise of vested options.

(17)
Shares are also shown as beneficially owned by Ross Perot and Ross Perot, Jr.

(18)
This data is based on information contained in Amendment No. 2 to Schedule 13G filed by FMR LLC with the Securities and Exchange Commission on February 17, 2009. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(19)
This data is based on information contained in Amendment No. 7 to Schedule 13G filed by Royce & Associates, LLC with the Securities and Exchange Commission on January 27, 2009. The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

 COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis ("CD&A") is intended to provide information about our compensation objectives and policies for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers ("named executives") that will place in perspective the information contained in the compensation tables that follow this discussion. Our CD&A includes, among other things, our compensation philosophy and objectives, the comparison of the compensation of our named executives to market benchmarks, the elements and mix of the compensation paid to our named executives, and an analysis of our 2008 compensation, and certain changes in the level of compensation of our named executives for 2009. We also provide information about our HR Committee and the Incentive Compensation Sub-Committee and the processes they use in determining the compensation of our named executives in the section of the Proxy Statement dealing with corporate governance matters.

  Objectives of our Compensation Programs

        We are a global information technology services company. We have a growth strategy and our goal as a company is to effectively execute this business strategy to create value for our investors through the delivery of outstanding service to our customers while providing excellent career opportunities for our associates. We base our compensation programs on our business needs and challenges and intend for those programs to support the achievement of our strategy and shareholder value creation through the following:

  •
  A linkage between compensation and performance, including business results as well as individual performance;

  •
  The use of equity compensation to align our named executives' financial interests with those of shareholders;

  •
  Compensation levels consistent with market practices that enable us to recruit and retain associates capable of executing our business strategies;

  •
  Limited use of perquisites and other forms of non-cash benefits in order to avoid an entitlement mentality, reduce costs, and reinforce a pay-for-performance philosophy; and

  •
  Flexibility to adjust to changing business needs in a fast-paced business environment.

  Market Benchmarking

        We consider market pay levels as one of the important factors in assessing the supply of and demand for senior leadership. While the compensation of our named executives has been lower than the market for the past several years, our objective is to move ourselves to the middle of market practice in the near future. To provide a frame of reference in evaluating the reasonableness and competitiveness of compensation, information on market pay levels is obtained from various sources, including nationally recognized compensation surveys, information taken from Securities and Exchange Commission filings of selected, publicly-traded benchmark companies, and first-hand experience obtained from the marketplace in hiring associates.

        More specifically, our philosophy has been to target base salaries, annual bonuses, and long-term incentives for our named executives at the median of the benchmark companies. The data regarding actual compensation paid by the benchmark companies is drawn from the proxy statements and other documents filed by those companies with the Securities and Exchange Commission. Therefore, the data available to the HR Committee and its Incentive Compensation Sub-Committee generally relates to a year prior to the year for which our compensation decisions are being made. We have traditionally not provided our named executives with retirement plans (other than our tax-qualified 401(k) program), significant perquisites or contractual severance benefits (other than in connection with a change-in-control), and we believe that our benefits relating to those elements are generally significantly lower than those provided by the benchmark companies.

        With respect to the Chairman's compensation, our Chairman continues to receive a salary and equity compensation in connection with his service as one of our executive officers. However, the Chairman elected, at the time he stepped down as our Chief Executive Officer in 2004, not to receive annual incentive bonuses in his capacity as Chairman. In addition, the Chairman has not received an equity award since 2001 because his awards in 2000 and 2001 were designed to provide, and the Incentive Compensation Sub-Committee believes are providing, adequate long-term equity compensation and incentive for him through the period over which the awards vest.

        Excluding the Chairman's compensation (which is discussed above), in 2008 the base salaries of our named executives were, on average, lower than the corresponding median salaries of named executive officers of the benchmark companies and the salary of our Chief Executive Officer was significantly lower than the median of the benchmark companies. We believe that the annual incentive compensation target opportunities for 2008 performance for our named executives as a percentage of salary were near the median of annual incentive compensation target opportunities for the named executive officers of the benchmark companies. Because actual payouts are based on the application of this percentage to the actual base salary, actual payouts are likely to be less than payouts under similar plans for the benchmark companies for similar performance under the plan. Based on data regarding 2007 compensation, we believe that the value of our long-term incentive compensation granted in 2008 for our named executives was significantly lower than the median of the benchmark companies. Our total share usage for all of our associates under our long-term incentive compensation plan, including the number of shares granted annually as a percentage of total shares outstanding and the expense of all stock awards granted annually as percentage of market capitalization, has been targeted to be at or slightly below the median of the benchmark companies. Based on reported data regarding 2007 compensation, we believe that the value of our 2008 total compensation for our named executives was, on average, lower than the median of the benchmark companies.

        The HR Committee and the Incentive Compensation Sub-Committee consider each component of compensation independently and the total compensation of each named executive in making decisions regarding compensation. Therefore, the HR Committee and the Incentive Compensation Sub-Committee consider the relationship between the components of compensation and may use their discretion to adjust the components of a named executive's compensation to assure that the named executive's overall compensation is appropriate in their view.

        F.W. Cook, our HR Committee's consultant, annually gathers information on pay levels and practices for a group of comparable, publicly-traded information technology services companies that are based in the United States. Our management and the HR Committee's consultant periodically review and evaluate the benchmark companies in light of our development and growth, as well as merger and acquisition activity in the industry.

        For 2008, this group included companies that Perot Systems competed directly with from a business perspective or were in a similar line of business where we competed for talent. The peer companies were further selected so that the median size of the companies was near the size of Perot Systems. The companies used for benchmarking in 2008, which had a median revenue size of approximately $2.6 billion, were:

Accenture Ltd.	Cognizant Technology Solutions Corporation
Acxiom Corporation	Computer Sciences Corporation
Affiliated Computer Services, Inc.	Electronic Data Systems Corporation
Alliance Data Systems Corporation	FiServ, Inc.
BearingPoint, Inc.	Hewitt Associates, Inc.
CACI International Inc.	Maximus, Inc.
Cerner Corporation	Navigant Consulting, Inc.
CIBER, Inc.	Unisys Corporation

        The peer group from 2007 changed as follows: Anteon International Corporation and Keane, Inc. were removed from the group because they were acquired; First Consulting Group, Inc. was removed due to its revenue size ($0.3 billion) relative to Perot Systems and NCR Corporation was removed because a significant portion of its revenues were from non-IT industries. We replaced these companies with Acxiom Corporation, Hewitt Associates, Inc., Maximus, Inc., and Navigant Consulting, Inc. These companies were added based on the industries in which these companies are engaged and on maintaining the median size of the group near our size.

        For each comparable company, the HR Committee's consultant collects information regarding compensation levels for named executives (including total compensation, base salary, annual bonus, long-term incentives, and other compensation), dilution from stock incentives, share usage under stock incentive plans (including the number of shares granted annually as a percentage of total shares outstanding and the expense of all stock awards granted annually as a percentage of market capitalization), retirement practices, and other related data. The HR Committee's consultant summarizes and reviews this information with the HR Committee, as well as information from compensation surveys published by Radford Surveys + Consulting.

  Share Ownership and Retention Guidelines

        We believe that our named executives should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of our named executives with our shareholders, we have restricted the ability of our named executives to sell a portion of the shares of our Class A Common Stock received upon the vesting of their restricted stock units until the applicable stock ownership guideline is met. Our stock ownership guidelines vary based upon position and are expressed as a number of shares, ranging from 150,000 shares for our Chief Executive Officer to 50,000 shares for other named executives. Until the applicable guideline is met, each named executive is required to retain 30% of any shares received upon the vesting of his or her restricted stock units. Only shares actually owned by the named executive are counted for purposes of determining whether the applicable ownership guideline is met. The program is subject to periodic review by the HR Committee. All named executives are in compliance with the terms of this program.

        We prohibit the purchase or sale of uncovered options, puts, calls, or other derivative securities in our Class A Common Stock by our employees. However, we do not have a policy prohibiting named executives from hedging risk in our securities by purchasing or selling options, puts, calls, or other derivative securities.

  Role of Executive Officers in Compensation Decisions

        Our associates, including executive officers, prepare and assemble materials for the HR Committee. Our Chief Executive Officer also annually reviews and rates the performance of each of the named executives (other than the Chairman and the Chief Executive Officer, whose performance is assessed by the HR Committee). Following a review with our Chairman and Chairman Emeritus, the Chief Executive Officer recommends to the HR Committee and its Incentive Compensation Sub-Committee salary adjustment, annual bonus and long-term incentive award amounts for each such named executive based on market information, that named executive's performance review, and on the Chief Executive Officer's view of the named executive's role in the Company, scope of responsibilities, experience and skills. In 2008, the final determination of salary adjustments, annual bonuses, and equity awards was made by the HR Committee with respect to salary and by the Incentive Compensation Sub-Committee with respect to annual bonuses, incentive awards and equity awards for each of the named executives.

        Prior to the recommendation to the Incentive Compensation Sub-Committee by our management of the structure of the annual incentive program, and the measures, targets and ranges that are the principal factors used by the Incentive Compensation Sub-Committee to determine annual incentive payments under the program for our named executives (including the Chief Executive Officer), our Chief Executive Officer reviews and approves those recommendations. The program is applicable to all named executives, including our Chief Executive Officer. Our Chief Executive Officer attends HR Committee and Incentive Compensation Sub-Committee meetings, including the portions relating to the measures, targets and ranges discussed above. However, our Chief Executive Officer does not attend those portions of HR Committee and Incentive Compensation Sub-Committee meetings involving the discussion of, and action on, the Chief Executive Officer's compensation. Our Chief Executive Officer has occasional meetings with the HR Committee's compensation consultant, acting on behalf of the HR Committee, principally to discuss plan design issues and the compensation of our executives.

  Elements and Mix of Compensation

        This section describes each element of executive compensation, the objective of each element and how it fits into our overall program, and the basis for allocations among those elements. We discuss details on the application of our compensation policies and programs to named executives' compensation for 2008 below under "Analysis of 2008 Compensation and Significant Changes in Programs for 2009." In regard to the allocation of the various pay elements within the total compensation program, the HR Committee and the Incentive Compensation Sub-Committee review and consider the information described above under "Market Benchmarking," but do not apply a formula or specific weighting to determine the mix or relationship of compensation elements. In our compensation of named executives, we emphasize incentive compensation, including both equity compensation and an annual cash bonus program. We seek to balance the long-term incentives of our equity program with rewards for performance during the past year under the annual cash bonus program. Our cash compensation programs emphasize pay that varies based on company and individual performance. Therefore, depending on performance, annual bonuses may exceed base salaries for our named executives. The named executives receive almost no compensation beyond salary, bonus opportunities, and equity incentives because we do not maintain a traditional pension plan or nonqualified, deferred compensation program. The HR Committee and Incentive Compensation Sub-Committee review and evaluate other possible compensation programs and mechanisms from time to time to determine whether we should add, remove or modify the elements of our programs to better achieve our compensation objectives.

  Long-Term Incentives

        Long-term incentive awards are a critical element of the total compensation program for our named executives. We have designed this element of compensation to provide greater rewards for recipients for increases in our stock price over time. We believe that long-term incentive awards are a key element in driving the creation of value for investors. In addition, these awards assist us in attracting and retaining senior leadership capable of effectively executing our business strategies. Long-term incentive awards vary depending on the named executive's role in the Company, scope of responsibilities, and experience and skills.

        We award stock incentive compensation because we believe that it supports our key compensation objectives in the following ways:

  •
  Linking compensation and the performance of the Company;

  •
  Aligning the named executives' interests with those of shareholders;

  •
  Assisting in the retention of named executives by providing compensation that is subject to the satisfaction of multi-year service requirements; and

  •
  Attracting named executives interested in building long-term value for our shareholders, as long-term incentive compensation is a key element of competitive pay packages for named executives.

        Our long-term incentive program has historically consisted of a blend of two types of awards:

  •
  Stock Options—We set the exercise price of stock options at the closing market price of our stock on the date of grant, with options generally vesting in annual installments over five years beginning one year after grant. We believe that this design gives executives an incentive to increase share price and requires continued service over several years in order to realize potential gains; and

  •
  Restricted Stock Units—As with stock options, restricted stock units generally vest in annual installments over five years beginning one year after grant. In addition to continued service, the vesting of restricted stock units for any year is contingent upon the receipt of a satisfactory performance review for the prior year. We intend for restricted stock units to encourage the retention of named executives, while providing a continuing incentive to increase shareholder value and achieve individual performance objectives.

        In December 2007, the Board of Directors approved a policy pursuant to which annual equity awards are made on March 15 of each year (or, if that date is not a trading day, the immediately preceding trading day). The annual stock option grants have an exercise price equal to the closing price of our Class A Common Stock on the date of grant. Management recommended, and the Board approved, this grant date to coincide with the timing of individual performance reviews for the prior year. As a result of the proximity of the annual grant date to the date our Form 10-K is typically filed, we believe that we are unlikely to have material non-public information at the time the grant is made. Grants outside of the annual award process, such as grants to a newly hired or promoted associate, occur on the last Thursday of the month in which the grant was approved unless the grant is approved following such Thursday, in which case the grant will be made on the last Thursday of the month following approval. Equity awards outside of the annual award process also have an exercise price equal to the closing trading price of our Class A Common Stock on the date of grant.

  Base Salary

        Base salaries are a significant portion of a named executive's compensation and are based on a named executive's role in the Company, scope of responsibilities, and experience and skills. We also consider market practices in setting salaries. We intend base salaries to assist us in attracting executives and recognizing differing levels of responsibility and contribution among named executives. Salary represents a smaller percentage of total compensation for more senior executives than for less senior executives, with a greater percentage of more senior executives' compensation being tied to performance and share price. The timing of changes in base salaries is based on the timing of our individual performance reviews.

  Annual Incentive Bonuses

        In addition to long-term incentive compensation and salary, annual bonuses paid in cash are the other significant piece of total compensation for our named executives. We pay annual bonuses to reward the achievement of short-term goals and because they are a key tool in attracting and retaining executives due to their market prevalence. In addition, annual bonuses add a variable component to our overall cost structure.

        The Incentive Compensation Sub-Committee annually reviews the plan design, performance measures and goals, and target bonuses for our named executives. The Incentive Compensation Sub-Committee provides for annual incentive bonuses for named executives based on whether we achieve financial performance and other targets, except with respect to our Chairman who does not participate in our short-term incentive program. The timing of our annual bonuses is based on the timing of our individual performance reviews and the determination of whether we have achieved our financial and business goals for the prior year. The Incentive Compensation Sub-Committee exercises discretion in determining whether the goals have been achieved and the final amount of annual bonuses for the named executives. We do not have a policy on the adjustment or recovery of awards or payments if the relevant measures on which the awards or payments are based are restated in the future. For 2008, we designed the program to reward the achievement of our corporate financial goals and individual performance.

  Retirement Benefits

        We do not have a traditional pension program. Our retirement program for U.S. associates consists of a 401(k) program, which named executives participate in under the same terms and provisions as other eligible associates. In 2008, we matched the individual associate's contribution to the program, up to four percent of the associate's cash compensation. Associate contributions to the 401(k) program for our named executives, as well as other more highly compensated associates are limited by federal law. We have not made up for the impact of these statutory limitations on named executives through any type of nonqualified deferred compensation or other program.

  Other Benefits and Perquisites

        In general, we have historically avoided the use of perquisites and other types of non-cash benefits for named executives in an effort to avoid an entitlement mentality and to reinforce a pay-for-performance orientation.

  Change-in-Control Severance Benefits

        In 2006, we entered into change-in-control severance agreements with each of our named executives. These agreements were revised in December 2008 to ensure compliance with Section 409A of the Internal Revenue Code. In the event that we have a change in control and a named executive's employment is terminated without cause or the named executive terminates his employment for good reason, the named executive would be entitled to receive the payments and benefits described under "Employment Contracts and Change-in-Control Agreements—Change-in-Control and Severance Agreements" below. We selected a "double trigger" for change-in-control benefits to provide named executives with protection from the financial consequences of sudden termination without cause following a change in control and to enable us to retain the services of the named executive during the period in which there is a change-in-control transaction under consideration. In addition, we believe that this protection is important to our ability to recruit and retain named executives. However, we did not consider it necessary to provide for change-in-control benefits that would be realized by a named executive absent an actual or constructive termination of his employment.

        At the time our change-in-control severance benefits were initiated, the HR Committee determined the level of benefits payable under, and the trigger mechanisms utilized in, our change-in-control program by considering the benefits payable to comparable executives of the same benchmark companies examined by the HR Committee with respect to other elements of executive compensation. The HR Committee then applied its judgment to determine whether the level of benefits payable under, and trigger mechanisms utilized in, the change-in-control programs of the benchmark companies were necessary to meet our objectives of providing adequate economic security to our named executives to preserve management through potential changes in control and retaining and recruiting executives.

        We believe that, at the time of adoption of our change-in-control program, the benefits payable under, and the trigger mechanisms utilized in, our program were comparable to the benchmark companies with three exceptions. First, the HR Committee determined that, although the majority of benchmark companies provide for a severance amount equal to 2.99 times annual salary and bonus for one or more executive officers, a severance amount two times annual salary and a bonus allowance provides adequate economic security to our named executives to meet our objectives of preserving management through potential changes in control and retaining and recruiting executives. Second, the HR Committee determined that it would use a bonus allowance rather than actual bonuses, which are used by most benchmark companies, to eliminate potential fluctuation in the potential change-in-control benefit from year to year. Third, the HR Committee determined that, although a majority of benchmark companies provided for automatic acceleration of equity awards upon a change in control, a trigger mechanism that also requires termination of employment by us without cause, or by the named executive with good reason, would provide adequate economic security to our named executives to meet the goal of preserving management through potential changes in control and would be satisfactory to meet the goal of retaining and recruiting executives. We believe that, since the time we adopted our program, the market practice has changed and that "double trigger" programs are now as common as programs that automatically accelerate awards upon a change in control.

        The HR Committee generally views the potential benefits under the change-in-control program as a separate compensation element because benefits under the program are not expected to be paid in a particular year and serve a different purpose for the executive than other elements of compensation. Therefore, the benefits under the change-in-control program do not significantly affect decisions regarding other elements of compensation.

        In 2008, we amended the change-in-control agreements with our named executives to ensure that those agreements were in compliance with Section 409A of the Internal Revenue Code and would not result in our named executives incurring excise tax as a result of any change-in-control benefits.

  Other Severance Benefits

        Our named executives do not have contractual severance rights absent a change in control of the Company, and the amount of any severance would be determined at the time of the named executive's departure.

  Analysis of 2008 Compensation and Significant Changes in Programs for 2009

        This section discusses and analyzes the compensation actions that were taken in 2008 for our named executives, as summarized in the following compensation tables.

  Base Salary

        The HR Committee reviews and makes final determinations regarding the base salaries of our named executives each year and, as appropriate, at the time of a promotion or other change in responsibility. The HR Committee usually approves salary adjustments in February or March with adjustments effective March 1.

        Each named executive's base salary level reflects his level of experience and individual contribution as evaluated during the annual performance review process. The HR Committee reviewed and considered information on median market pay levels, including the information described above under "Market Benchmarking," and expected market increases for the coming year during the salary review process in making salary adjustments. However, the HR Committee did not apply a formula or specific weighting to determine the amount of base salary adjustments for the named executives in 2008.

        Salary adjustments for our named executives in 2008 included annual merit increases and, where appropriate, competitive market pay adjustments to align pay with external benchmarks.

Name	2008 Salary	% Increase
Peter Altabef	$675,000	3.8%
Russell Freeman	$510,000	2.0%
Ross Perot, Jr.	$575,000	2.9%
Del Williams	$390,000	3.2%
John Harper	$390,000	9.9%

        Due to current general economic conditions, we have indefinitely deferred our 2009 salary adjustments.

  Short-Term Incentive Program

        Our short-term incentive program provides our named executives the opportunity to earn cash bonuses based on performance. The Incentive Compensation Sub-Committee annually reviews the plan design, performance measures and goals, and target bonuses for our named executives. The Incentive Compensation Sub-Committee provides for annual incentives (or bonuses) for named executives based on whether we achieve certain financial performance and other targets, except with respect to our Chairman, who does not participate in our short-term incentive program. In determining the appropriate bonus, the Incentive Compensation Sub-Committee considers corporate performance, the named executive's individual performance, and market factors.

        The Incentive Compensation Sub-Committee established a target bonus for each of the participating named executives during the first quarter of 2008 equal to a percentage of the named executive's base salary. In determining the appropriate percentage for each named executive, the Incentive Compensation Sub-Committee considered several relevant factors, including position level, scope of responsibility and the ability of such individual to drive our results, market practices, levels at which related performance goals have been established, and salary and relative total compensation levels. For 2008, individual target bonuses for participating named executives ranged from 100% (for our Chief Executive Officer) to 65% of base salary.

        The Incentive Compensation Sub-Committee determined the corporate performance factors to be used in adjusting the target bonus for each participating named executive. In determining corporate performance in 2008, the Incentive Compensation Sub-Committee compared diluted earnings per share to our target diluted earnings per share to make the initial bonus adjustment, then increased the result by 5% for each secondary factor that exceeded the range specified by the Incentive Compensation Sub-Committee and decreased the result by 5% for each secondary factor that was less than the range determined by the Incentive Compensation Sub-Committee. No adjustment was made for performance within the range for a secondary factor. The Incentive Compensation Sub-Committee used revenue, free cash flow (which can be calculated by subtracting capital expenditures from operating cash flow), first year contract value of new contracts signed during the year, and total contract value of new contracts signed during the year as its secondary metrics. For 2008, our performance against our target and target ranges were as follows:

Metric	Target or Target Range	Actual Performance
Primary Factor
Earnings Per Share (diluted)	$0.94 per share	$0.97 per share
Secondary Factors
Revenue	$2.65 billion to $2.95 billion	$2.8 billion
Free Cash Flow	$65 million to $120 million	$162 million
First Year Revenue	$170 million to $250 million	$159 million
Total Contract Value	$1.45 billion to $2.15 billion	$871 million

        Our results, as determined by the Incentive Compensation Sub-Committee, exceeded the primary factor and the target range for one secondary factor, achieved the target range for the one secondary factor and were below the target range for two secondary factors.

        Although our short-term incentive program provides the Incentive Compensation Sub-Committee with the discretion to exclude items from our reported financial performance in determining whether we achieved our financial targets, the Incentive Compensation Sub-Committee did not exercise that discretion with respect to our 2008 financial results.

        In addition to the performance adjustments described above, the Incentive Compensation Sub-Committee was provided with the results of our Chief Executive Officer's annual performance review of each of the other named executives (other than the Chairman) and recommended formula adjustments based on those reviews. In determining each such officer's performance, our Chief Executive Officer considered the performance of the operational or administrative area reporting to that officer and the achievement of other strategic and operational goals for that officer as set during the first quarter of each year by the Chief Executive Officer for the then current year. For instance, during 2008, each named executive had specific objectives to improve processes within his area of responsibility. Mr. Freeman's goals included providing leadership for our efforts to develop a more global client base and delivery model. Mr. Harper's goals included providing leadership for our efforts to reduce our "days outstanding" receivables. Mr. Williams' goals included enhancing the tools and operation of the Capital Prioritization Committee to provide us with greater visibility into future potential investments and expenditures and to enhance financial planning relating to our capital investments. The annual performance rating is determined by the Chief Executive Officer after comparing results to the established goals. The Chief Executive Officer exercises significant subjective judgment regarding the attainment of a named executive's goals.

        Our possible performance ratings are as follows:

  •
  Distinguished—The contribution toward meeting operational, financial and other objectives was significantly above expectations.

  •
  Exceptional—The associate's contribution toward meeting operational, financial and other objectives exceeded expectations.

  •
  Successful—The associate's contribution toward meeting operational and financial objectives fully met expectations.

  •
  Partially Successful—The associate's contribution toward meeting the team's operational and financial objectives only partially met expectations.

  •
  Unsuccessful—The associate's contribution toward meeting operational and financial objectives did not meet expectations.

        Formula adjustments to our annual incentive bonuses related to individual performance ratings for the named executives were 80% of the amount calculated for payout for persons who have a successful rating, 100% of the calculated payout for persons who have an exceptional rating and 120% of the payout for persons that achieved a distinguished rating. We do not pay a bonus if a named executive receives an unsuccessful or partially successful rating.

        The Chief Executive Officer also may provide the Incentive Compensation Sub-Committee with recommendations for any discretionary adjustments with respect to the incentive compensation for such named executives that he believes appropriate. The Incentive Compensation Sub-Committee then applies its discretion to determine the final bonus to be paid to the named executive; provided that the Incentive Compensation Sub-Committee capped any bonus payable with respect to 2008 at 300% of the named executive's target bonus. In 2008, discretionary adjustments were limited to rounding of the calculated bonuses.

        Our Chief Executive Officer's performance is judged primarily on the Company's overall performance against its corporate targets and his success in the continued development and execution of our business strategy, the quality of our services, the development of our workforce, succession planning, and his leadership in maintaining and promoting our business and culture. With respect to the performance rating of our Chief Executive Officer, our Chairman solicited our directors' views of our Chief Executive Officer's performance, synthesized those views into a performance rating, and communicated the results to the Chairman of the Incentive Compensation Sub-Committee.

        The bonuses to our named executives as approved for 2008 are shown in the Summary Compensation Table below. The Chief Executive Officer's bonus represented 141% of his target bonus, or 141% of base salary. Bonuses for other participating named executives were from 141% to 142% of the applicable target bonus, or from 92% to 120% of the applicable base salary.

  Long-Term Incentives

        For 2008, we continued our practice of awarding a blend of stock options and restricted stock units to our named executives, with the exception of our Chairman who has received no equity grants since 2001 because his awards in 2000 and 2001 were designed to provide, and the Incentive Compensation Sub-Committee believes are providing, adequate long-term equity compensation and incentive for him.

        The value shown in the stock option column in the Summary Compensation Table below for our Chairman is related to the stock option awards he received as our CEO in 2000 and 2001. With respect to other named executives, awards are generally intended to be evaluated independently from past and future awards. Therefore, with the exception of the awards to our Chairman (as referenced immediately above) and our Chief Financial Officer (as discussed below), the Incentive Compensation Sub-Committee reviewed, but did not significantly weigh, past awards in determining stock awards for named executives in 2008.

        Our Incentive Compensation Sub-Committee bases individual awards to the named executives on various factors including position level, scope of responsibility, individual performance and contribution, salary level, and market practices. In addition, the Incentive Compensation Sub-Committee also considers related accounting expense and total compensation for each named executive before approving awards.

        The Incentive Compensation Sub-Committee considers the cost of the current year's equity awards as a key factor in determining equity and overall compensation for the year. The Incentive Compensation Sub-Committee reviews the total potential compensation of executives, by individual and in aggregate, along with prior equity awards. We believe that restricted stock units are a more effective way to provide compensation to our associates compared to options or stock-settled stock appreciation rights ("SSARs"). However, we believe that options and SSARs provide a greater incentive per unit compared to restricted stock units. The Incentive Compensation Sub-Committee determines the appropriate balance between option awards or SSARs and restricted stock unit awards. The Incentive Compensation Sub-Committee does not consider amounts expensed in prior years as a significant factor in determining the compensation of named executives for the current year.

        The Chief Executive Officer considers individual performance ratings in the exercise of his judgment regarding the proper level of equity awards to recommend for other named executives, but does not apply any formula to make his recommendations. Similarly, the Incentive Compensation Sub-Committee considers individual performance in the determination of the size of equity awards for named executives, but does not use a formula to make its determinations.

        Using this process, the Incentive Compensation Sub-Committee approved the awards for our named executives for 2008 which are shown in the "Grants of Plan-Based Awards" table below. Grants of options and restricted stock units during 2008 vest in equal annual installments over five years beginning on the first anniversary of the date of grant. The vesting of restricted stock units is contingent upon the named executive receiving at least a satisfactory performance rating in the prior year. The total value of the awards granted in 2008 is shown in the Grant Date Fair Value of Stock and Option Awards column, as determined in accordance with the Statement of Financial Accounting Standards No. 123R ("FAS 123R"). The number of options compared to the number of restricted stock units awarded to each named executive is based on balancing the level of performance incentive for options versus restricted stock units, their comparative compensation expense resulting under FAS 123R, their comparative value to the named executives, and the effect of options compared to restricted stock units on dilution.

        Effective in 2009, we began awarding SSARs instead of options. We believe that SSARs provide the same incentives and equivalent value to our executives, but are not as dilutive to our stockholders. In addition, beginning with awards made in 2009, the Incentive Compensation Sub-Committee has moved from five to four year vesting for all equity awards and from seven to ten year terms for its SSAR and option awards. The Incentive Compensation Sub-Committee determined that these changes would bring the terms of our equity awards closer to the terms of awards made by other companies in our industry. In addition, the Incentive Compensation Sub-Committee generally increased the 2009 long-term incentive compensation awards for the named executives to bring them closer to the expected market median in 2009. Mr. Harper's 2009 award includes a one-time RSU increase that the Incentive Compensation Sub-Committee determined would, with his past long-term incentive compensation awards, provide an appropriate level of compensation and incentive given his current position as Chief Financial Officer. As a result, Mr. Harper's 2009 award is above the market median.

  Other

        Due to current economic conditions, beginning on February 16, 2009, we reduced our matching contribution under our 401(k) program for individual associates from 100% to 50% of the individual associate's contribution to the program, in each case up to an associate contribution of four percent of cash compensation. We intend to return to the previous level of matching contributions when we believe economic conditions are more favorable.

Regulatory Considerations

        The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to our named executives to the extent it is not considered performance-based compensation under the Internal Revenue Code. We have adopted policies and practices to facilitate compliance with Section 162(m) of the Internal Revenue Code of our annual bonuses and our stock option and SSAR awards.

        In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results including the impact of FAS 123R which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. FAS 123R was a consideration in adopting restricted stock units as a long-term equity incentive.

Compensation Committee Interlocks and Insider Participation

        DeSoto Jordan served as one of our Vice Presidents until 1999.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

        The Human Resources and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with the Company's management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

HUMAN RESOURCES AND COMPENSATION COMMITTEE
Carl Hahn (Chair) DeSoto Jordan Thomas Meurer Anthony J. Principi Anuroop (Tony) Singh

Executive Compensation

        The Summary Compensation Table below shows compensation of the named executives for the years 2008, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value & Non-qualified Deferred Compensation Earnings	All Other Compensation ($)(3)		Total Compensation ($)
Peter A. Altabef	2008	670,990	955,000		1,119,742	547,321	—	—	9,472		3,302,525
President and Chief Executive Officer	2007	642,608	—		727,849	463,490	—	—	9,000		1,842,947
	2006	592,505	905,000		454,092	378,884	—	—	8,800		2,339,281
Russell Freeman	2008	508,752	613,000		414,514	324,694	—	—	9,582		1,870,542
Vice President and Chief Operating Officer	2007	458,900	—		267,894	333,527	—	—	9,257		1,069,578
	2006	413,035	474,874		169,131	312,080	—	—	8,800		1,377,920
Ross Perot, Jr.	2008	572,741	—		—	1,048,821	—	—	9,000		1,630,562
Chairman	2007	558,910	—		—	999,655	—	—	9,000		1,567,565
	2006	543,270	—		—	770,551	—	—	8,800		1,322,621
Thomas D. Williams	2008	388,420	359,000		217,167	200,148	—	—	9,000		1,173,735
Vice President, Secretary and General Counsel	2007	378,802	—		138,447	155,090	—	—	9,000		681,339
	2006	368,123	354,325		72,949	116,111	—	—	8,800		920,308
John E. Harper	2008	384,585	414,000		103,097	77,683	—	—	9,000		988,365
Vice President and Chief Financial Officer(4)	2007	297,145	232,000	(5)	39,743	63,097	—	—	20,080	(6)	652,065
	2006	254,135	167,000	(7)	25,320	72,613	—	—	8,800		527,868

(1)
Bonus amounts shown in the year earned. Annual bonuses are paid the following year.

(2)
The value, calculated in accordance with FAS 123R, of options or restricted stock units vesting in 2008, 2007 and 2006, respectively. The assumptions used to calculate these values are set forth in Note 11, "Stock Options and Stock-Based Compensation," to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)
Represents, with respect to Messrs. Perot and Williams, and includes, with respect to Messrs. Altabef, Freeman and Harper $9,000, $9,000 and $8,800 in contributions to our 401(k) plan for the benefit of each of the named executives for 2008, 2007 and 2006, respectively.

(4)
Mr. Harper became Chief Financial Officer on August 15, 2007.

(5)
Represents spot bonuses of $182,000 and $50,000, respectively, in connection with the closing of our acquisitions of QSS Group, Inc. in January 2007 and J. J. Wild, Inc. in August 2007 during which time Mr. Harper served as Vice President and Director of Business and Corporate Development.

(6)
Includes for 2007, payment of $7,041 in taxes due and $4,039 in gross ups related to such taxes. We made these payments before Mr. Harper became Chief Financial Officer.

(7)
Includes spot bonus of $25,000 in connection with the closing of our acquisition of eServ LLC in February 2006 during which time Mr. Harper served as Vice President and Director of Business and Corporate Development.

Grants of Plan-Based Awards

        The following table provides information relating to equity awards in 2008 to the named executives. All awards relate to our Class A Common Stock and were made pursuant to our 2001 Long-Term Incentive Plan. All options are non-qualified stock options.

2008 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards
						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: # of Shares of Stock/ Units(2)	All Other Option Awards: # of Securities Underlying Options(3)	Exercise/ Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Approval Date(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter A. Altabef	2-25-08	3-14-08	—	—	—	—	—	—	75,000	125,000	14.26	1,577,250
Russell Freeman	2-25-08	3-14-08	—	—	—	—	—	—	30,000	60,000	14.26	671,520
Ross Perot, Jr.	—	—	—	—	—	—	—	—	—	—	—	—
Thomas D. Williams	2-25-08	3-14-08	—	—	—	—	—	—	17,500	35,000	14.26	391,720
John E. Harper	2-25-08	3-14-08	—	—	—	—	—	—	22,500	45,000	14.26	503,640

(1)
Awards were approved at the February 25, 2008 meeting of the Incentive Compensation Sub-Committee.

(2)
Vests in five equal annual installments beginning on the first anniversary of the grant. Vesting in each year is contingent upon the individual achieving a satisfactory performance rating in prior year.

(3)
Vests in five equal annual installments beginning on the first anniversary of the grant.

Outstanding Equity Awards Value at Fiscal Year-End

        The following table provides information regarding the value of all unexercised options and unvested restricted stock units previously awarded to our named executives.

Outstanding Equity Awards at December 31, 2008

	Option Awards						Stock Awards
Name	# of Securities Underlying Unexercised Options Exercisable (#)	# of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter A. Altabef	104,000	—		—	13.00	1-31-2011	—		—	—	—
	15,000	—		—	20.07	5-7-2012	—		—	—	—
	90,000	—		—	9.63	10-18-2012	—		—	—	—
	40,000	—		—	13.15	12-9-2010	—		—	—	—
	80,000	20,000	(2)	—	15.93	12-13-2011	20,000	(10)	273,400	—	—
	60,000	40,000	(3)	—	13.63	10-13-2012	20,000	(11)	273.400	—	—
	40,000	60,000	(4)	—	14.87	11-2-2013	45,000	(12)	615,150	—	—
	20,000	80,000	(5)	—	15.23	8-2-2014	60,000	(13)	820,200	—	—
	—	125,000	(6)	—	14.26	3-14-2015	75,000	(14)	1,025,250	—	—
Russell Freeman	54,000	—		—	11.00	7-20-2009	—		—	—	—
	16,000	2,000	(7)	—	13.50	1-28-2010	—		—	—	—
	152,000	—		—	10.94	12-8-2010	—		—	—	—
	20,000	—		—	20.07	5-7-2012	—		—	—	—
	100,000	—		—	9.63	10-18-2012	—		—	—	—
	40,000	—		—	13.15	12-9-2010	—		—	—	—
	36,000	9,000	(2)	—	15.93	12-13-2011	4,500	(10)	61,515	—	—
	27,000	18,000	(3)	—	13.63	10-13-2012	9,000	(11)	123.030	—	—
	22,000	33,000	(4)	—	14.87	11-2-2013	16,500	(12)	225,555	—	—
	11,000	44,000	(5)	—	15.23	8-2-2014	22,000	(13)	300,740	—	—
	—	60,000	(6)	—	14.26	3-14-2015	30,000	(14)	410,100	—	—
Ross Perot, Jr.	760,000	—		—	9.50	10-23-2011	—		—	—	—
	190,000	—		—	9.94	10-23-2011	—		—	—	—
	630,000	420,000	(8)	—	14.40	10-23-2011	—		—	—	—
Thomas D. Williams	64,000	16,000	(9)	—	13.97	9-22-2011	3,000	(15)	41,010	—	—
	18,000	12,000	(3)	—	13.63	10-13-2012	6,000	(11)	82,020	—	—
	13,000	19,500	(4)	—	14.87	11-2-2013	9,750	(12)	133,283	—	—
	6,500	26,000	(5)	—	15.23	8-2-2014	13,000	(13)	177,710	—	—
	—	35,000	(6)	—	14.26	3-14-2015	17,500	(14)	239,225	—	—
John E. Harper	6,000	—		—	11.00	7-20-2009	—		—	—	—
	12,000	2,000	(7)	—	13.50	1-28-2010	—		—	—	—
	5,000	—		—	20.07	12-20-2011	—		—	—	—
	2,200	—		—	9.92	10-21-2012	—		—	—	—
	4,500	—		—	13.15	12-9-2010	—		—	—	—
	5,200	1,300	(2)	—	15.93	12-13-2011	650	(10)	8,886	—	—
	5,400	3,600	(3)	—	13.63	10-13-2012	1,800	(11)	24,606	—	—
	5,000	7,500	(4)	—	14.87	11-2-2013	2,100	(12)	28,707	—	—
	3,000	12,000	(5)	—	15.23	8-2-2014	4,000	(13)	54,680	—	—
	—	45,000	(6)	—	14.26	3-14-2015	22,500	(14)	307,575	—	—

  (1)
  Based on the market value of $13.67 per share of the Class A Common Stock as of December 31, 2008.

  (2)
  Vests on December 13, 2009.

  (3)
  Vests in two equal annual installments beginning October 13, 2009.

  (4)
  Vests in three equal annual installments beginning November 2, 2009.

  (5)
  Vests in four equal annual installments beginning August 2, 2009.

  (6)
  Vests in five equal annual installments beginning March 14, 2009.

  (7)
  Vested January 28, 2009.

  (8)
  Vests in two equal annual installments beginning October 23, 2009.

  (9)
  Vests on September 22, 2009.

  (10)
  Vests on December 13, 2009; provided the holder achieved a satisfactory individual performance rating for the year prior to scheduled vesting.

  (11)
  Vests in two equal annual installments beginning October 13, 2009; provided that each installment vests only if the holder achieved a satisfactory individual performance rating for the year prior to scheduled vesting.

  (12)
  Vests in three equal annual installments beginning November 2, 2009; provided that each installment vests only if the holder achieved a satisfactory individual performance rating for the year prior to scheduled vesting.

  (13)
  Vests in four equal annual installments beginning August 2, 2009; provided that each installment vests only if the holder achieved a satisfactory individual performance rating for the year prior to scheduled vesting.

  (14)
  Vests in five equal annual installments beginning March 14, 2009; provided that each installment vests only if the holder achieved a satisfactory individual performance rating for the year prior to scheduled vesting.

  (15)
  Vests on September 22, 2009; provided the holder achieved a satisfactory individual performance rating for the year prior to scheduled vesting.

Option Exercises and Stock Vested

        The following table provides information with respect to the options exercised by the named executives and restricted stock units and restricted stock that vested during 2008.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	# of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Peter A. Altabef	—	—	64,000	914,330
Russell Freeman	—	—	24,000	343,865
Ross Perot, Jr.	—	—	—	—
Thomas D. Williams	—	—	12,500	198,108
John E. Harper	—	—	3,700	53,830

(1)
Represents the difference between the exercise price and the fair market value of our Class A Common Stock on the date of exercise.

(2)
All shares were acquired upon the vesting of restricted stock units awarded under the 2001 Plan.

(3)
Represents the fair market value of the shares of Class A Common Stock on the date of vesting.

Pension Benefits

        Our only retirement plan for our U.S.-based associates, including our named executives, is our 401(k) plan. We do not have a pension plan in which our named executives are eligible to participate.

Non-Qualified Deferred Compensation

        We do not have a deferred compensation plan.

Employment Contracts and Change-in-Control Agreements

        Perot Systems has agreements with its named executives regarding severance payments when a termination of the named executives' employment occurs in connection with a change in control of the Company.

  Change-in-Control and Severance Agreements

        We have entered into change-in-control and severance agreements with each of the named executives. The agreements continue through December 31, 2009, and provide that they are to be automatically extended in one-year increments unless we give prior notice of termination.

        These agreements are intended to provide for continuity of management in the event of a change in control. The agreements provide that the named executives could be entitled to certain severance benefits following a change in control (as described below) of Perot Systems. If, beginning with the execution of a definitive agreement regarding a change in control and ending two years following the change in control, the named executive is terminated for any reason, other than for cause (as defined in the agreements), or if such named executive terminates his or her employment for a specified reason (as defined in the agreements), then the named executive would be entitled to:

  •
  a lump sum cash severance payment within 60 days following termination equivalent to two times the sum of the named executive's base salary in effect at the time of termination;

  •
  a lump sum cash severance payment within 60 days following termination equivalent to two times a prescribed incentive payment allowance (based on a fixed percentage—ranging from 70% to 100%—of the named executive's base salary) for the year in which termination occurs, which payments are expected to vary from actual target bonuses and historical bonus payments;

  •
  cash payment of a prorated bonus for the year in which termination occurs; and

  •
  continued health care coverage (including for the named executive's spouse and eligible dependents) for up to six months after the involuntary termination.

        The contractual bonus allowances for the named executives as a percentage of base salary are as follows: Peter A. Altabef—100%, Ross Perot, Jr.—100%, Russell Freeman—80%, Thomas D. Williams—70%, and John E. Harper—70%.

        In addition, upon an involuntary termination following a change in control, all restrictions on restricted stock awarded to such named executive would lapse and all unvested options, stock appreciation rights and other awards granted to such named executive under our 2001 Plan and other stock incentive plans would automatically vest and become exercisable for the remainder of the term of the option.

        In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will "gross up", on an after-tax basis, the named executive's compensation for the additional federal, state and excise taxes, and any penalties and interest necessary to ensure that the named executive receives the benefit of such change-in-control payment.

        Under the change-in-control and severance agreements, a "change in control" would include any of the following events:

  •
  any "person," as defined in the Securities Exchange Act of 1934, as amended, acquires 30 percent or more of our voting securities, unless the person acquires such securities from us;

  •
  a majority of our directors are replaced and are not nominated by the incumbent members (as defined in the agreements) of our Board of Directors;

  •
  the consummation of a merger, reorganization, consolidation or sale of all or substantially all of our assets, unless (i) the holders of our voting securities would retain more than 60 percent of the voting securities of the entity resulting from such transaction, (ii) no "person" beneficially would own more than 30 percent of the voting securities of the entity resulting from such transaction, and (iii) we would retain at least a majority of the directors of the entity resulting from such transaction; or

  •
  our shareholders approve the liquidation or dissolution of Perot Systems.

        In certain cases in which Section 409A of the Internal Revenue Code would result in an excise tax payable by the named executive if payment of specific benefits were accelerated, the change-in-control severance agreements provide for the acceleration of the vesting of benefits, but not payments.

Potential Payments Upon Termination or Change-in-Control Disclosure

        The amount of compensation payable to each named executive upon termination or change in control pursuant to contracts, plans, agreements and arrangements is listed in the tables below. We do not have agreements, contracts or arrangements with the named executives regarding severance in the event of a termination in other circumstances. However, we do expect that we would pay our named executives severance, which would be determined at the time of termination.

        With respect to payments set forth in the Change-in-Control column, we have assumed that the named executive was involuntarily terminated on December 31, 2008 within two years of a change in control and that our Class A Common Stock was $13.67 per share, which was the closing price of the shares on December 31, 2008. The amount indicated as the value of the accelerated vesting for stock options is the amount by which the closing price of the Common Stock exceeds the exercise price of the unvested options. We have also assumed that each named executive had a combined federal income and Medicare tax rate of 36.45% and an excise tax rate under Section 4999 of the Internal Revenue Code of 20%.

  Peter A. Altabef

        With respect to Mr. Altabef, potential payments upon termination or change in control under contracts, plans, agreements, or arrangements would be as follows assuming the triggering event occurred on December 31, 2008:

	Termination Scenario
Potential Payments Upon Termination or CIC	Voluntary Resignation	By Employee For Good Reason	By Company For Cause	By Company Without Cause	Normal Retirement	Early Retirement	Change-in- Control ($)
Cash Payments	—	—	—	—	—	—	2,700,000
Accelerated Equity Awards	—	—	—	—	—	—	3,009,000
Continued Perquisites/ Benefits	—	—	—	—	—	—	5,126
Tax Gross-Ups	—	—	—	—	—	—	—
Total	—	—	—	—	—	—	5,714,126

  Russell Freeman

        With respect to Mr. Freeman, potential payments upon termination or change in control under contracts, plans, agreements, or arrangements would be as follows assuming the triggering event occurred on December 31, 2008:

	Termination Scenario
Potential Payments Upon Termination or CIC	Voluntary Resignation	By Employee For Good Reason	By Company For Cause	By Company Without Cause	Normal Retirement	Early Retirement	Change-in- Control ($)
Cash Payments	—	—	—	—	—	—	1,887,000
Accelerated Equity Awards	—	—	—	—	—	—	1,122,000
Continued Perquisites/ Benefits	—	—	—	—	—	—	9,795
Tax Gross-Ups	—	—	—	—	—	—	—
Total	—	—	—	—	—	—	3,018,795

  Ross Perot, Jr.

        With respect to Ross Perot, Jr., potential payments upon termination or change in control under contracts, plans, agreements, or arrangements would be as follows assuming the triggering event occurred on December 31, 2008:

	Termination Scenario
Potential Payments Upon Termination or CIC	Voluntary Resignation	By Employee For Good Reason	By Company For Cause	By Company Without Cause	Normal Retirement	Early Retirement	Change-in- Control ($)
Cash Payments	—	—	—	—	—	—	2,300,000
Accelerated Equity Awards	—	—	—	—	—	—	—
Continued Perquisites/ Benefits	—	—	—	—	—	—	9,968
Tax Gross-Ups	—	—	—	—	—	—	784,646
Total	—	—	—	—	—	—	3,094,614

  Thomas D. Williams

        With respect to Mr. Williams, potential payments upon termination or change in control under contracts, plans, agreements, or arrangements would be as follows assuming the triggering event occurred on December 31, 2008:

	Termination Scenario
Potential Payments Upon Termination or CIC	Voluntary Resignation	By Employee For Good Reason	By Company For Cause	By Company Without Cause	Normal Retirement	Early Retirement	Change-in- Control ($)
Cash Payments	—	—	—	—	—	—	1,287,000
Accelerated Equity Awards	—	—	—	—	—	—	673,728
Continued Perquisites/ Benefits	—	—	—	—	—	—	9,795
Tax Gross-Ups	—	—	—	—	—	—	—
Total	—	—	—	—	—	—	1,970,523

  John E. Harper

        With respect to Mr. Harper, potential payments upon termination or change in control under contracts, plans, agreements, or arrangements would be as follows assuming the triggering event occurred on December 31, 2008:

	Termination Scenario
Potential Payments Upon Termination or CIC	Voluntary Resignation	By Employee For Good Reason	By Company For Cause	By Company Without Cause	Normal Retirement	Early Retirement	Change-in- Control ($)
Cash Payments	—	—	—	—	—	—	1,365,000
Accelerated Equity Awards	—	—	—	—	—	—	424,938
Continued Perquisites/ Benefits	—	—	—	—	—	—	9,648
Tax Gross-Ups	—	—	—	—	—	—	—
Total	—	—	—	—	—	—	1,799,586

 EXECUTIVE OFFICERS

        The following is a description of our executive officers who are not members of the Board of Directors. Our executive officers serve at the discretion of the Board of Directors.

Executive Officer	Business Experience	Joined Perot Systems
Russell Freeman	Elected Chief Operating Officer of Perot Systems in August 2007. Mr. Freeman was elected Vice President of Perot Systems in 2000. Mr. Freeman served as Perot Systems' Chief Financial Officer from August 2000 until August 2007. Age 45.	1989
John E. Harper	Elected Chief Financial Officer of Perot Systems in August 2007. Mr. Harper has been a Vice President of Perot Systems since September 2000. Mr. Harper served as Director of Business and Corporate Development from August 2000 until August 2007. Age 46.	1993
Jeff Renzi	Elected Vice President of Perot Systems with responsibility for the sales function since April 2003. Age 48.	2003
Thomas D. Williams	Elected Vice President, Secretary and General Counsel of Perot Systems in September 2004. Mr. Williams was a partner in the law firm of Luce & Williams from February 1997 until September 2004. Age 48.	2004

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We have a related party transactions policy that requires us to conduct senior management reviews for all related party transactions. A transaction or series of related transactions with a related party with a value that exceeds $10,000, but is not more than $120,000, requires the approval of the Chairman of the Audit Committee. A transaction or series of related transactions with a related party that is greater than $120,000 requires the approval of the Audit Committee. The approving authority, in determining whether to approve a proposed transaction, considers whether the transaction is in our best interests and is no less favorable to us than fair, arms'-length terms. Our policy and the procedures for related party transactions are in writing.

  Licenses for Use of Name

        We license the right to use the names "Perot" and "Perot Systems" in our current and future businesses, products, or services from the Perot Systems Family Corporation and our Chairman, Ross Perot, Jr. The license is a non-exclusive, royalty-free, non-transferable license without geographic restriction. We may also sublicense our rights to these names to certain of our affiliates. Under the license agreement either party may, in its sole discretion, terminate the license at any time, with or without cause and without penalty, by giving the other party written notice of such termination. Upon termination by either party, we must discontinue all use of the names "Perot" and "Perot Systems" within one year following notice of termination.

  Outsourcing Agreement with Hillwood Enterprises L.P.

        We are currently providing information technology and certain other services to Hillwood Enterprise L.P., which is controlled and partially owned by Ross Perot, Jr. under an agreement which we entered into in January 2007 and will expire in 2017. This contract includes provisions under which we may be penalized if our actual performance does not meet the levels of service specified in the contract, and such provisions are consistent with those included in other customer contracts. For the year ended December 31, 2008, in which we performed services for Hillwood, we recorded revenue of $1,966,881 and operating expense of $1,606,761. Our Audit Committee has reviewed and approved this contract.

  Lease with Perot Services Company, LLC

        During 2002, we entered into a sublease agreement with Perot Services Company, LLC, which is controlled and owned by Ross Perot, for approximately 23,000 square feet of office space at our Plano, Texas facility. At the expiration of the original lease, a new lease was signed effective October 1, 2007 and expires on September 30, 2015. The office space annual rental is $21.95 per square foot and the storage space rent remains $345.58 per month. The total amount paid to us in 2008 under these lease and sublease agreements was $491,130. Our Audit Committee has reviewed and approved this contract.

  Affiliate Use of AAirpass Program

        We have a corporate AAirpass program with American Airlines, Inc. under which we prepay for mileage that our associates use for business travel. Historically, the use of prepaid miles has resulted in lower travel costs than refundable tickets for most travel itineraries. Employees of Hillwood Development Company LLC, The Perot Group, and their affiliated corporations, as well as members of the Perot family, also use this AAirpass program. These parties reimburse us for the prepaid miles that they use. During 2008, these parties used approximately $880,171 in prepaid miles under our AAirpass program. We benefit from this arrangement because we have a commitment to American Airlines to purchase a minimum number of miles under the AAirpass program, and the miles used by these related parties are counted toward fulfilling that commitment. Our Audit Committee has reviewed and approved this arrangement.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENT

        Our directors, executive officers, and holders of more than 10% of our Class A Common Stock must file reports with the Securities and Exchange Commission indicating the number of shares of our Class A Common Stock they beneficially own and any changes in their beneficial ownership. They must provide copies of these reports to us. Based on our review of these reports and written representations from the persons required to file them, we believe that all Section 16(a) Securities and Exchange Commission filing requirements applicable to our directors and executive officers for fiscal 2008 were timely met except that each of Messrs. Blasnik, Gallagher, Hahn, Jordan, Meurer, Moore, Ross Perot, Jr., Principi and Singh and Ms. Matthews reported one Section 16 transaction late due to administrative errors on our part.

Equity Compensation Plan Information

        The following table gives information about our Class A Common Stock that we may issue under our equity compensation plans as of December 31, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity Compensation Plans Approved by Security Holders	11,302,714	(1)	$15.86	40,550,048	(2)
Equity Compensation Plans Not Approved by Security Holders	4,117,253		$13.56	121,029	(3)

Total	15,419,967		$15.25	40,671,077

(1)
Excludes 1,030,473 restricted stock units that have been granted under the 2001 Long-Term Incentive Plan.

(2)
Includes 35,868,380 shares available to be issued under the 2001 Long-Term Incentive Plan, 4,301,668 shares available to be issued under the 1999 Employee Stock Purchase Plan, and 380,000 shares available to directors for annual equity compensation.

(3)
Shares available to be issued to directors who elect to receive stock in lieu of their cash retainer.

        We have four equity plans or arrangements that have not been approved by our stockholders. Under one arrangement, our non-employee directors (other than Ross Perot) may elect to have all or a portion of their director retainers paid in our Class A Common Stock, valued at such stock's closing market price on the last trading day of the fiscal quarter preceding the quarter with respect to which the retainer installment relates.

        The remaining plans were adopted prior to our initial public offering in 1999 and were terminated in 2001, except to the extent that they govern options or restricted stock that were outstanding at the time of the termination of such plans. Our 1991 Stock Option Plan provided for the issuance of options to eligible employees and options were generally issued at not less than the fair market value on the date of grant. At the time of its termination in May 2006, our 1996 Non-Employee Director Plan provided that each non-employee director (other than Ross Perot) received an option to purchase 8,000 shares of our Class A Common Stock upon election vesting in one year, and subsequent awards were made upon the completion of vesting of the director's prior awards.

 REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

        The Audit Committee of our Board of Directors ("Board") is composed of four directors and operates under a written charter adopted by our Board. All members of the Audit Committee meet the independence standards established by our Board, the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. The Audit Committee's charter is available at the Corporate Responsibility section on Perot Systems' website at www.perotsystems.com/responsibility.

        Perot Systems' management is responsible for, among other things, preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"), establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)), and evaluating the effectiveness of such internal control over financial reporting. Perot Systems' independent registered public accounting firm is responsible for auditing the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, United States ("PCAOB"), and for expressing an opinion on the conformity of the financial statements with GAAP. The independent registered public accounting firm is also responsible for auditing Perot Systems' internal control over financial reporting in accordance with such standards and for expressing an opinion on our internal control over financial reporting. The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of Perot Systems' financial reporting process. In its oversight role, the Audit Committee reviewed and discussed the audited financial statements and Perot Systems' internal control over financial reporting with management and with PricewaterhouseCoopers LLP ("PwC"), Perot Systems' independent registered public accounting firm for 2008.

        The Audit Committee has met privately with PwC and discussed any issues deemed significant by the independent registered public accounting firm, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committees, as amended and adopted by the PCAOB. PwC has provided to the Audit Committee written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountants' communications with our audit committee concerning independence, and the Audit Committee discussed with PwC that firm's independence. The Audit Committee also concluded that PwC's provision of non-audit services to Perot Systems and its affiliates is compatible with PwC's independence.

        Based upon the foregoing considerations, the Audit Committee recommended to our Board that the audited financial statements be included in Perot Systems' Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission and appointed PwC the independent registered public accounting firm for the Company for 2009.

        The foregoing report is respectfully submitted by members of the Audit Committee of our Board.

                      AUDIT COMMITTEE

                      C. H. Moore, Jr. (Chair)
                      John S.T. Gallagher
                      Carl Hahn
                      Anuroop (Tony) Singh

 STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING
AND FOR THE 2010 ANNUAL MEETING

        Under Article II, Section 4 of our current bylaws, proposals by stockholders intended to be presented at the Annual Meeting must be received by our Secretary at our executive offices no later than the close of business on April 11, 2009.

        If you would like to include a stockholder proposal in the Proxy Statement for the 2010 annual meeting, it must be delivered to our Secretary at our executive offices no later than December 1, 2009.

OTHER MATTERS

  Other Business

        At the date of mailing of this Proxy Statement, we are not aware of any business to be presented at the Annual Meeting other than the proposals discussed above. If other proposals are properly brought before the Annual Meeting, any proxies returned to us will be voted as the proxy holders see fit.

  New York Stock Exchange Disclosure Requirements

        We submitted to the New York Stock Exchange ("NYSE") during 2008 a certification of our Chief Executive Officer regarding compliance with the NYSE's corporate governance listing standards. We also included as exhibits to our annual report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission, the certifications of our Chief Executive Officer and Chief Financial Officer required under Section 302 of the Sarbanes-Oxley Act of 2002.

  Householding of Proxy Materials

        In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission called "householding." Under this practice, stockholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

        If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of our proxy materials, please: (1) mail your request to Perot Systems Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075; or (2) contact our Investor Relations Department at 1-877-737-6973. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

FOR MORE INFORMATION

        We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning Perot Systems at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 (or 1-800-732-0330) for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov/ that contains reports, proxy, and information statements and other information regarding issuers that file electronically with the SEC, including Perot Systems. Our Class A Common Stock is listed on the NYSE. These reports, proxy statement, and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        In addition, our annual report on Form 10-K (without exhibits) is available via the Internet at our website (www.perotsystems.com). If you would like to request documents from us, please contact our Investor Relations Department at 1-877-737-6973 by April 29, 2009, to receive them before the Annual Meeting.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Thomas D. Williams
                      Secretary

 Directions to Perot Systems' Plano Campus

From DFW International Airport:

Take International Parkway (the one main road running north-south through DFW Airport) North to I-635 East.

Continue East on I-635.

Take Exit #29B to President George Bush Turnpike (TX 190) heading North.

Drive East on President George Bush Turnpike (TX 190) to Plano.

Exit at Custer Parkway.

Turn Left on Custer Parkway to go North.

At Plano Parkway turn Left.

As you head West on Plano Parkway, Perot Systems' Campus is on your left.

Use the first left turn lane entering the Campus parking lot. Once entering the parking lot, proceed to the west end of the parking lot and enter the Campus through the West Lobby.

From Downtown Dallas:

Proceed North on North Central Expressway (IH-75).

Take exit #28B to President George Bush Turnpike going West.

Take the first exit—Custer Parkway. Proceed West on the service road to the light at Custer Parkway.

Turn Right on Custer Parkway.

Turn Left at the first light (Plano Parkway).

As you head West on Plano Parkway, Perot Systems' Campus is on your left.

Use the first left turn lane entering the Campus parking lot. Once entering the parking lot, proceed to the west end of the parking lot and enter the Campus through the West Lobby.

PEROT SYSTEMS CORPORATION Proxy For Annual Meeting of Stockholders May 13, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) of Perot Systems Corporation hereby acknowledge(s) receipt of the Proxy Statement dated April 1, 2009, and hereby appoint(s) Thomas D. Williams, Vice President, General Counsel and Secretary of Perot Systems, and Rex C. Mills, Associate General Counsel of Perot Systems, or either of them, proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of Class A Common Stock of Perot Systems Corporation held of record by the undersigned on March 16, 2009, at the Annual Meeting of Stockholders to be held at the Corporate Headquarters, 2300 West Plano Parkway, Plano, Texas 75075, at 3:00 p.m. Central Daylight Time on May 13, 2009 or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AND, IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF ALL DIRECTOR NOMINEES AND (2) THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF. PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued, and to be signed and dated, on the reverse side.) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Admission Ticket are available at www.proxyvote.com.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date PEROT SYSTEMS CORPORATION PEROT1 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain For All Withhold All For All Except PEROT SYSTEMS CORPORATION ATTN: LEGAL DEPARTMENT 2300 W. PLANO PARKWAY PLANO, TEXAS 75075 VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 12, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Perot Systems Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 12, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Perot Systems Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PROPOSAL 2 - To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2009. PROPOSAL 1 - To elect as Directors the nominees listed below. THE DIRECTORS RECOMMEND A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW. This proxy card must be signed for your instructions to be executed. Please sign exactly as your name appears on the stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person. THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL 2. 01) Ross Perot 02) Ross Perot, Jr. 03) Peter A. Altabef 04) Steven Blasnik 05) John S.T. Gallagher 06) Carl Hahn 07) DeSoto Jordan 08) Caroline (Caz) Matthews 09) Thomas Meurer 10) Cecil H. (C. H.) Moore, Jr. 11) Anthony J. Principi 12) Anuroop (Tony) Singh

QuickLinks

PURPOSE OF MEETING
VOTING AND SOLICITATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
Summary Compensation Table
2008 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2008
2008 Option Exercises and Stock Vested
EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENT
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING AND FOR THE 2010 ANNUAL MEETING
OTHER MATTERS
FOR MORE INFORMATION
Directions to Perot Systems' Plano Campus